Exhibit No. 99.1

ART'S-WAY ANNOUNCES CASH DIVIDEND

ARMSTRONG, IOWA - Art's-Way Manufacturing Co., Inc. today, November 3, 2006 announced a cash dividend.

The Board of Directors of Art's-Way Manufacturing Co., Inc., voted unanimously on October 26, 2006, to pay a cash dividend of 5 cents per share to stockholders of record as of November 15, 2006. The dividend will be paid on or before November 30, 2006.

"This dividend is the second in two years, and we are please that our financial condition has allowed us to again pay a dividend to our investors", stated J. Ward McConnell, Jr., Chairman of the Board. "Whole we hope to continue this trend into the future, naturally the decision to pay future dividends will be governed by our financial position at the time," McConnell said.

Additionally, Art's-Way announced the appointment of E.W. Muehlhausen as Interim President. Mr. Muehlhausen replaces Michael Hilderbrand, who resigned as President on October 30, 2006, due to person reasons. Mr. Muehlausen was most recently employed as President of McCormick International USA, Inc., of Norcross, Georgia, prior to that Mr. Muehlhausen was employed by Ford Power Products of Dearborn, Michigan as their Director of Sales and Marketing. He also worked for Belarus Machinery Inc., of Milwaukee, Wisconsin as their Manager of Operations and New Business Development. He will work closely with Chairman J. Ward McConnell, Jr., during this transition period and until a permanent President can be found.

Art's-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet and potato harvesting equipment, edible bean equipment, land maintenance equipment, finished mowing, crop shredding equipment and seed planting equipment. Art's-Way also produces haylage machinery for several original equipment manufacturers (OEM's). Starting in fiscal 2004, the Company is manufacturing moldboard plows under its own label under a license agreement with CNH. After market service parts are also an important part of the Company's business. Our wholly owned subsidiary Art's-Way Vessels Inc. manufactures pressurized tanks and vessels. Our wholly owned subsidiary Art's-Way Scientific Inc. manufactures modular buildings.

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.